Exhibit 99.1

For Immediate Release

December 31, 2021

Southwest Gas Holdings Completes Acquisition of Questar Pipeline

From Dominion Energy

LAS VEGAS – Effective today, Southwest Gas Holdings, Inc. (NYSE: SWX) has completed the acquisition of Dominion Energy Quester Pipeline, LLC, and its subsidiaries and certain affiliates (collectively “Questar Pipeline Entities”). Southwest Gas Holdings, Inc. has also created a new subsidiary named MountainWest Pipelines Holding Company (MountainWest) that owns the Questar Pipeline Entities. The Questar Pipeline Entities will be rebranded under the MountainWest brand during the first half of 2022.

MountainWest provides 2,160 miles of highly contracted, FERC-regulated interstate natural gas pipelines in the Rocky Mountain region. Colleen Larkin Bell will lead the MountainWest entities as President who will report to Karen Haller, Executive Vice President, Southwest Gas Holdings. The acquisition is expected to be accretive to Southwest Gas Holdings’ earnings per share in 2022.

“We are very enthusiastic about the addition of MountainWest to the Southwest Gas Holdings family of assets,” says John Hester, president and CEO of Southwest Gas Holdings. “Natural gas pipelines are essential to the nation’s energy future, which includes alternative sources such as renewable natural gas and hydrogen blended gas, and MountainWest brings increased scale and diversification to our business portfolio. MountainWest will focus on adding value by accelerating growth opportunities and positioning the Company as a leader in the evolving energy landscape. We look forward to sharing additional information about growth opportunities related to this acquisition in the near future.“

“The MountainWest entities and their employees brings extensive knowledge and resources that will mesh perfectly with Southwest Gas Holdings’ strategy, values and culture,” says Karen Haller, executive vice president of Southwest Gas Holdings. “The new President of the MountainWest entities, Colleen Larkin Bell, has more than 30 years of experience in the natural gas industry, including expansive executive experience within the Questar companies. Her leadership will drive us forward in growth and innovation as we explore new energy technologies to continue reducing our environmental impact throughout our service areas.”

“I’m excited to join the Southwest Gas Holdings family and look forward to leading MountainWest and its employees into this new chapter of our organization’s history,” says Colleen Larkin Bell, president of the MountainWest entities. “Our team is looking to leverage synergies that will further our shared commitments to sustainability, reliability and operational excellence.”

Lazard Frères & Co. LLC served as the exclusive financial advisor to Southwest Gas Holdings, while Morrison & Foerster LLP served as legal advisor to the Company.

About Southwest Gas Holdings, Inc.

Southwest Gas Holdings, Inc., through its subsidiaries, engages in the business of purchasing, distributing and transporting natural gas, and providing comprehensive utility infrastructure services across North America. Southwest Gas Corporation, a wholly owned subsidiary, safely and reliably delivers natural gas to over two million customers in Arizona, California and Nevada. Centuri Group, Inc., a wholly owned subsidiary, is a comprehensive utility infrastructure service enterprise dedicated to delivering a diverse array of solutions to North America’s gas and electric providers.

About MountainWest Pipelines Holding Company

MountainWest Pipelines Holding Company, through its subsidiaries, engages in the business of transporting and storing natural gas. Dominion Energy Quester Pipeline, LLC, a wholly owned subsidiary, and its subsidiaries and certain associated affiliates, including Overthrust Pipeline and White River Hub, operate 2,160-miles of highly contracted, FERC-regulated interstate natural gas pipelines providing transportation and underground storage services in Utah, Wyoming and Colorado.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on current expectations, estimates and projections about, among others, the industry and markets in which Southwest Gas Holdings, Inc. (the “Company,” or “Southwest Gas Holdings”) operates, and the acquisition described in this press release. While the Company’s management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond the control of the Company’s management. These risks include, but are not limited to: risks related to the ability of the Company to integrate MountainWest Pipelines Holding Company and its subsidiaries (“MountainWest”); the Company’s ability to recognize the expected synergies with MountainWest and the anticipated benefits of the acquisition on the Company’s earnings and diversification; the amount of the costs, fees, expenses and charges related to the acquisition and the actual terms of the permanent financings that will be obtained following the closing of the acquisition; and other risks that are set forth under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, the Company’s Quarterly Reports on Form 10-Q for the quarter ended September 30, 2021 and in future filings with the SEC. All forward-looking statements speak only as of the date of this press release. All subsequent written and oral forward-looking statements attributable to the Company or any person acting on its behalf are qualified by the cautionary statements in this section. The Company undertakes no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

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Contacts:

For stockholder information, contact: Ken Kenny (702) 876-7237 ken.kenny@swgas.com

For media information, contact: Sean Corbett (702) 876-7219 sean.corbett@swgas.com